EX−99.77Q1(b): Copies of any proposal described in answer to sub−item 77D

(b)(1) Prospectus and Statement of Additional Information, both dated October 29, 2010, are hereby incorporated by reference to the Registration Statement filed with the Commission on October 28, 2010 and having received SEC effectiveness on October 29, 2010 (Accession No. 0000728889-10-001611).